EXHBITI 5.1
G. David Gordon & Associates, P.C.
7633 E 63rd Place, Suite 210
Tulsa, Oklahoma 74133

September 10, 2008

VIA FACSIMILE

Mr. Ross Silvey, President
North American Energy Resources, Inc.
11005 Anderson Mill Road
Austin, TX 78750

Re: Registration Statement on Form S-8

Dear Mr. Silvey:

We have acted as counsel to North American Energy Resources, Inc., a Nevada corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) relating to the issuance by the Company of an aggregate of 2,500,000 shares of Common Stock, par value $.001 per share (the “Shares”), to be acquired by Company employees and directors under the North American Energy Resources, Inc. 2008 Stock Option Plan (the “Plan”).

We have examined the Registration Statement, a form of the share certificate and the Plan. We have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares to be issued by the Company pursuant to the Plan have been duly authorized and, upon their issuance and delivery in accordance with the Plan, will be validly issued, fully paid and nonassessable.

Mr. Ross Silvey

This opinion is limited solely to the United States Securities Acts of 1933 and 1934 and Nevada Law, as applied by courts located in Nevada, the applicable provisions of the Nevada Constitution and the reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ G. David Gordon & Associates, P.C
G. DAVID GORDON & ASSOCIATES, P.C.